EXHIBIT 12
                      SPRINT SPECTRUM L.P. AND SUBSIDIARIES
                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                 (In Thousands)



                                                                                                                  For the
                                                                                                                period from
                                                                For the Years Ended                           October 24, 1994
                                                                    December 31,                            (date of inception)
                                            -------------------------------------------------------------            to
                                                  1997                  1996                  1995           December 31, 1994
                                            -----------------     -----------------    -----------------     -----------------

Earnings:
     Net loss.......................        $    (1,406,976)      $     (438,565)      $       (110,428)     $       (3,308)
     Capitalized interest...........                (97,399)             (30,461)                  -                   -
     Equity in  subs.................                  -                  92,284                 46,206                -
                                            -----------------     -----------------     -----------------     ------------------
       Subtotal                                  (1,504,375)            (376,742)               (64,222)             (3,308)

Fixed charges:
     Interest charges...............                215,099               31,010                   -                   -
     Interest factor of operating rents              13,662                2,943                   -                   -
                                            -----------------
                                                                  -----------------     -----------------    ------------------
       Total fixed charges..........                228,761               33,953                   -                   -
                                            -----------------     -----------------     -----------------    ------------------

Earnings as adjusted................        $    (1,275,614)      $     (342,789)      $           -         $         -
                                            =================     =================     =================    ==================

Ratio of earnings to fixed
   charges (A)......................                  (B)                   (B)               (C)                   (C)


(A)  For  purposes  of  determining  the  ratio of  earnings  to fixed  charges, earnings (loss) is defined as losses from continuing  operations  excluding equity in losses in unconsolidated  partnerships.  Fixed charges consist of interest  expense on all indebtedness  (including  amortization of deferred
     debt   issuance   costs)  and  the  portion  of  rental   expense  that  is
     representative of the interest factor.
(B)  The earnings are inadequate to cover fixed charges by $1,733,136 and
     $410,695 for the years ended December 31, 1997 and 1996, respectively.
(C)  The Company had no fixed charges as defined for the year ended December 31,
     1995 or the  period  from  October  24,  1994 (date of  inception)  through
     December 31, 1994.

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